Exhibit 10.2

Profit Guarantee Agreement

Date: February 7, 2017

Party A: Guangzhou LiNiu Network Technology Company Limited (“LiNiu Technology”) and Mr. Wang Shun Yang, China ID no. 610302197609284512

Party B: Iao Kun Group Holding Company Limited

Reference is made to the Stock Purchase Agreement (the “Purchase Agreement”) dated February 7, 2017 by and among by and among Party B, Jia-Heng Industrial Ltd., a Cayman Islands company (the “Company”), and the shareholders of the Company.

Pursuant to the terms of the Purchase Agreement, Party B is to issue the shareholders of the Company 12,484,000 of its ordinary shares in exchange for 51% of the outstanding ordinary shares of the Company (the “Company Shares”). LiNiu Technology is a subsidiary of the Company.

As further consideration for the Company Shares, Party B will issue cash consideration only to shareholders of the Company in the amount specified in the below table if the net income for LiNiu Technology is equal to or in excess of the Profit after tax specified in the table below.

Year	Profit after tax		Cash payment
2017	RMB	20,000,000	RMB	5,412,000
2018	RMB	80,000,000	RMB	21,648,000
2019	RMB	300,000,000	RMB	81,182,000
2020	RMB	500,000,000	RMB	135,303,000
2021	RMB	700,000,000	RMB	189,425,860
Total	RMB	1,600,000,000	RMB	432,970,860

The consolidated financial statements of LiNiu Technology shall be audited in compliance with the PRC Accounting Standards for Business Enterprises and other applicable laws and regulations. The Board of Directors of Party B will confirm whether the Profit after tax has been met no later than ten days after the audited financial statements for Party B have been filed with the United States Securities and Exchange Commission for the applicable year.

The Cash Payment will release to Beneficial Holder only when the profit guarantee are met and review on yearly basis and in aggregate on the fifth year. For example, if the profit guarantee of five year are met, the aggregate cash payment will be RMB432,970,860. However, if the profit guarantee for fiscal year 2017 and 2018 are met and the profit guarantee from 2019 and 2021 are not met, and the aggregate profit after tax for these five year is less than RMB1,600,000,000, then Mr. Wang will only receive the cash payment for 2017 and 2018 (a total of RMB 27,060,000). As a further illustration, if the profit guarantees from 2017 to 2020 are not met but in 2021 the aggregate profit after tax for the years specified is RMB1,600,000,000, the cash payment for that year will be RMB432,970,860.

This agreement is prepared in Chinese and the English version is translated for reference. When there is conflict between the Chinese and English version, the Chinese version is prevailed.

The formation, validity, interpretation and enforcement of this Agreement shall be governed by the Laws of China.

Party A

/s/ Wang Shun Yang
GUANGZHOU LINIU NETWORK TECHNOLOGY COMPANY LIMITED
Name: Wang Shun Yang
Title: Director

/s/ Wang Shun Yang
MR. WANG SHUN YANG

Party B:

/s/ Lam Man Pou
IAO KUN GROUP HOLDING COMPANY LIMITED
Name: Lam Man Pou
Title: Director

Acknowledged and agreed:

TWINKLE BUSINESS LTD.

By:	/s/ Luo Guo Rui
Name: Luo Guo Rui
Title: Director

RIPE WISDOM LTD.

By:	/s/ Wang Shun Yang
Name: Wang Shun Yang
Title: Director